 Exhibit 1

JOINT FILING AGREEMENT

We, the undersigned, hereby agree that the attached Amendment No. 6 to the Schedule 13D, dated June 1, 2026, with respect to the common stock, par value $0.01 per share, of Outlook Therapeutics, Inc. is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.

This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

This agreement supersedes any prior joint filing agreements by and among any of the undersigned with respect to the securities of Outlook Therapeutics, Inc.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of June, 2026.

Dated: June 1, 2026	GMS Ventures and Investments

	By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Attorney-in-Fact

Ghiath M. Sukhtian

	By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Attorney-in-Fact